Exhibit 99.1

     VESTA INSURANCE PROVIDES PRELIMINARY LOSS ESTIMATES FOR HURRICANE RITA

                     UPDATES ESTIMATES FOR HURRICANE KATRINA

    BIRMINGHAM, Ala., Oct. 4 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) announced today that its preliminary gross loss estimate from Hurricane Rita for its subsidiary, Texas Select Lloyds Insurance Company, is expected to fall below Vesta's $20.0 million deductible for its excess of loss catastrophe reinsurance program. Vesta's net loss is expected to be in the range of $6.0 to $8.0 million, after recovery from its 50 percent quota share reinsurance agreement. The preliminary loss estimate is based on catastrophe models and initial reports from policyholders.

    In addition, Vesta has updated its loss estimates for damages caused by Hurricane Katrina in South Florida in late August. Vesta currently estimates that its net losses are expected to be less than $1.0 million. As announced previously, the Company does not write any business in Louisiana or Mississippi and expects an immaterial amount of loss from Katrina's second landfall.

    About Vesta Insurance Group, Inc.
    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance companies that primarily offer property insurance in targeted states.

    Additional Information and Where to Find It
    This press release may be deemed to be solicitation material in respect of the election of directors at the 2005 annual meeting. In connection with that meeting, the Company intends to file with the Securities and Exchange Commission (SEC) a proxy statement regarding the election of directors at the annual meeting. Investors are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be sent to the stockholders of the Company seeking their approval of the election of directors. In addition, you may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by the Company free of charge by requesting them in writing from Vesta Insurance Group, Attention:
Investor Relations, 3760 River Run Drive, Birmingham, Alabama 35243 or by telephone at 205-970-7000.

    Participants in Solicitation
    The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the annual meeting. Information about the Company's directors and executive officers and their ownership of the Company's common stock was included in the Company's proxy statement for its 2004 annual meeting, which was filed with the SEC on April 29, 2004 and Form 4 Beneficial Ownership reports filed subsequently on behalf of such persons. Additional information about the interests of the Company's participants in the solicitation of proxies in respect of the proposed transaction will be included in the proxy statement when it becomes available.

    Forward-Looking Statement
    This news release contains statements concerning management's current estimate of losses from Hurricanes Katrina and Hurricane Rita. These statements are only predictions and should be considered "forward-looking statements" under applicable securities laws. You should be aware that the ultimate actual losses from these hurricanes may differ materially from those reflected in these forward-looking statements.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             10/04/2005
    /CONTACT: Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com/
    /Web site:  http://www.vesta.com/
    (VTA)